EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Third Quarter 2023 Results and Reconfirms 2023 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) today announced its financial results for the third quarter 2023.
THIRD QUARTER 2023 SUMMARY FINANCIAL RESULTS

(in billions)	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2023
Revenues	$4.2	$15.6
Net Income[1]	$1.7	$8.5
Consolidated Adjusted EBITDA[2]	$1.7	$7.1
Distributable Cash Flow[2]	$1.2	$5.5
2023 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2023
Consolidated Adjusted EBITDA[2]	$8.3	-	$8.8
Distributable Cash Flow[2]	$5.8	-	$6.3
RECENT HIGHLIGHTS
•During the three and nine months ended September 30, 2023, Cheniere generated revenues of approximately $4.2 billion and $15.6 billion, net income1 of approximately $1.7 billion and $8.5 billion, Consolidated Adjusted EBITDA2 of approximately $1.7 billion and $7.1 billion, and Distributable Cash Flow2 of approximately $1.2 billion and $5.5 billion, respectively.
•Reconfirming full year 2023 Consolidated Adjusted EBITDA2 guidance of $8.3 billion - $8.8 billion and full year 2023 Distributable Cash Flow2 guidance of $5.8 billion - $6.3 billion.
•Pursuant to Cheniere’s comprehensive capital allocation plan, during the three and nine months ended September 30, 2023, Cheniere prepaid $50 million and approximately $1.1 billion, respectively, of consolidated long-term indebtedness, repurchased an aggregate of approximately 2.2 million shares and 7.6 million shares of common stock for approximately $357 million and $1.1 billion, respectively, and paid quarterly dividends of $0.395 and $1.185 per share of common stock, respectively. For the third quarter 2023, Cheniere increased its quarterly dividend by 10% to $0.435 per share of common stock, which is payable on November 17, 2023.
•In August 2023, Cheniere Marketing, LLC (“Cheniere Marketing”) entered into a long-term LNG sale and purchase agreement (“SPA”) with BASF, under which BASF has agreed to purchase up to approximately 0.8 million tonnes per annum (“mtpa”) of LNG from Cheniere Marketing on a free-on-board (“FOB”) basis, with deliveries commencing in mid-2026 and, subject to a positive Final Investment Decision with respect to the first train (“Train Seven”) of the SPL Expansion Project (defined below), increasing to approximately 0.8 mtpa upon the start of commercial operations of Train Seven, and extending through 2043.
•In August 2023, Cheniere published The Power of Connection, its fourth annual Corporate Responsibility (“CR”) report, which details Cheniere’s approach and progress on Environmental, Social and Governance issues.
___________________________
1 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

•In September 2023, Cheniere loaded its 3,000th LNG cargo since commencing export operations in February 2016, achieving this milestone faster than any other LNG operator in history. The cargo was loaded and exported on a FOB basis from the Sabine Pass LNG terminal and was discharged in France.
•
CEO COMMENT
“The third quarter was marked by key milestones achieved across the Cheniere platform, highlighted by the production of our 3,000th LNG cargo since start-up in 2016. Cheniere achieved that production milestone faster than any other LNG operator in history, which is further evidence of our dedication to operational excellence,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “Persistent volatility in commodity markets continues to reinforce the value of our commercial offering and the stability and visibility of our cash flows, and we are confident in achieving full year 2023 results at the high end of our guidance ranges. Looking ahead to 2024, construction on Corpus Christi Stage 3 continues to progress ahead of plan, and I am optimistic first LNG production from Train 1 will occur by the end of 2024.”
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
Revenues	$4,159	$8,852	(53)%	$15,571	$24,343	(36)%
Net income (loss)[1]	$1,701	$(2,385)	nm	$8,504	$(2,509)	nm
Consolidated Adjusted EBITDA[2]	$1,663	$2,782	(40)%	$7,120	$8,464	(16)%
LNG exported:
Number of cargoes	152	156	(3)%	468	472	(1)%
Volumes (TBtu)	545	558	(2)%	1,684	1,705	(1)%
LNG volumes loaded (TBtu)	548	559	(2)%	1,684	1,708	(1)%
Net income (loss) was approximately $1.7 billion and $8.5 billion for the three and nine months ended September 30, 2023, respectively, as compared to approximately $(2.4) billion and $(2.5) billion in the corresponding 2022 periods. The favorable changes were primarily due to changes in fair value of our derivative portfolio (further described below) of approximately $1.4 billion and $6.9 billion for the three and nine months ended September 30, 2023, respectively, (before tax and non-controlling interests) as compared to $(5.5) billion and $(9.6) billion of changes in fair value in the corresponding 2022 periods. The favorable changes were partially offset by decreased total margins per MMBtu of LNG delivered, higher provisions for income tax as well as higher net income attributable to noncontrolling interests in both periods.
Consolidated Adjusted EBITDA decreased approximately $1.1 billion and $1.3 billion for the three and nine months ended September 30, 2023, respectively, as compared to the corresponding 2022 periods. The decreases were due primarily to decreased total margins per MMBtu of LNG delivered driven by lower international gas prices in the current period, as well as a higher proportion of volumes sold under long-term contracts and lower total volumes sold into short-term markets. To a lesser extent, the decreases were also driven by lower regasification revenues due to the early termination of one of our terminal use agreements in 2022. The decreases were partially offset by an increased contribution from certain portfolio optimization activities.
Substantially all derivative gains (losses) relate to the use of commodity derivative instruments indexed to international gas and LNG prices, primarily related to our long-term Integrated Production Marketing (“IPM”) agreements. Our IPM agreements are designed to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreements and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of these long-term gas supply agreements at fair value each reporting period on a mark-to-market basis, but do not currently permit mark-to-market recognition of the associated sale of LNG, resulting in a mismatch of accounting recognition for the purchase of natural gas and sale of LNG. As a result of continued moderation of international gas price volatility and declines in international forward commodity curves during the three and nine months ended September 30, 2023, we recognized $1.2 billion and $5.8 billion, respectively, of non-

cash favorable changes in fair value attributable to such positions (before tax and non-controlling interests).
Share-based compensation expenses included in net income (loss) totaled $42 million and $128 million for the three and nine months ended September 30, 2023, respectively, compared to $36 million and $114 million for the three and nine months ended September 30, 2022, respectively.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) as of September 30, 2023 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
As of September 30, 2023, our total consolidated available liquidity was approximately $11.9 billion. We had cash and cash equivalents of $3.9 billion, of which $499 million was held by Cheniere Partners. In addition, we had restricted cash and cash equivalents of $422 million, $1.3 billion of available commitments under the Cheniere Revolving Credit Facility, $1.3 billion of available commitments under the Cheniere Corpus Christi Holdings, LLC (“CCH”) Working Capital Facility, $3.3 billion of available commitments under the CCH Credit Facility, $1.0 billion of available commitments under the Cheniere Partners Revolving Credit Facility, and $716 million of available commitments under the Sabine Pass Liquefaction, LLC (“SPL”) Revolving Credit Facility.
Recent Key Financial Transactions and Updates
In July 2023, SPL, a subsidiary of Cheniere Partners, redeemed $1.4 billion of SPL’s 5.75% Senior Secured Notes due 2024 (the “2024 SPL Senior Notes”) using the proceeds from Cheniere Partners’ issuance of $1.4 billion aggregate principal amount of 5.95% Senior Notes due 2033 in June 2023.

In September 2023, Cheniere and its subsidiaries redeemed $50 million in principal amount of the 2024 SPL Senior Notes with cash on hand.
LIQUEFACTION PROJECTS OVERVIEW
CCL Stage 3 Progress as of September 30, 2023:

CCL Stage 3 Project
Project Status	Under Construction
Project Completion Percentage	44.1%(1)
Expected Substantial Completion	2Q/3Q 2025 - 2H 2026
(1) Engineering 74.1% complete, procurement 63.3% complete, subcontract work 55.9% complete and construction 7.5% complete.
SPL Project
Through Cheniere Partners, we operate six natural gas liquefaction Trains for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).

SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project with a potential production capacity of up to 20 mtpa of LNG (the “SPL Expansion Project”). In May 2023, certain subsidiaries of Cheniere Partners entered the pre-filing review process with respect to the SPL Expansion Project with the Federal Energy Regulatory Commission (“FERC”) under the National Environmental Policy Act, and in April 2023, a subsidiary of Cheniere Partners executed a contract with Bechtel to provide the Front-End Engineering and Design for the SPL Expansion Project.
CCL Project
We operate three natural gas liquefaction Trains for a total production capacity of approximately 15 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”).
CCL Stage 3 Project
We are constructing an expansion adjacent to the CCL Project consisting of seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”).
CCL Midscale Trains 8 & 9 Project
We are developing two midscale Trains with an expected total production capacity of approximately 3 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”) adjacent to the CCL Stage 3 Project. In March 2023, certain of our subsidiaries filed an application with the FERC for authorization to site, construct and operate the CCL Midscale Trains 8 & 9 Project, and in April 2023, filed an application with the Department of Energy requesting authorization to export LNG to Free-Trade Agreement (“FTA”) and non-FTA countries.

INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the third quarter on Thursday, November 2, 2023, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 mtpa of LNG in operation and an additional 10+ mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of October 26, 2023, over 3,070 cumulative LNG cargoes totaling over 210 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three and nine months ended September 30, 2023, we exported 545 TBtu and 1,684 TBtu, respectively, of LNG from our liquefaction projects. 29 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of September 30, 2023, none of which was related to commissioning activities.
The following table summarizes the volumes of operational LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and nine months ended September 30, 2023:

	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2023
(in TBtu)	Operational	Operational
Volumes loaded during the current period	548	1,684
Volumes loaded during the prior period but recognized during the current period	26	56
Less: volumes loaded during the current period and in transit at the end of the period	(29)	(29)
Total volumes recognized in the current period	545	1,711
In addition, during the three and nine months ended September 30, 2023, we recognized 10 TBtu and 24 TBtu of LNG, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues
LNG revenues	$3,974	$8,236	$14,984	$23,449
Regasification revenues	34	455	101	591
Other revenues	151	161	486	303
Total revenues	4,159	8,852	15,571	24,343

Operating costs and expenses (recoveries)
Cost (recovery) of sales (excluding items shown separately below) (2)	556	11,073	(71)	24,161
Operating and maintenance expense	445	419	1,376	1,227
Selling, general and administrative expense	102	92	296	265
Depreciation and amortization expense	298	280	892	827
Other	3	4	24	15
Total operating costs and expenses	1,404	11,868	2,517	26,495

Income (loss) from operations	2,755	(3,016)	13,054	(2,152)

Other income (expense)
Interest expense, net of capitalized interest	(283)	(354)	(871)	(1,060)
Gain (loss) on modification or extinguishment of debt	(3)	3	15	(43)
Interest and dividend income	58	20	147	28
Other income (expense), net	4	(49)	7	(47)
Total other expense	(224)	(380)	(702)	(1,122)

Income (loss) before income taxes and non-controlling interest	2,531	(3,396)	12,352	(3,274)
Less: income tax provision (benefit)	440	(752)	2,119	(762)
Net income (loss)	2,091	(2,644)	10,233	(2,512)
Less: net income (loss) attributable to non-controlling interest	390	(259)	1,729	(3)
Net income (loss) attributable to common stockholders	$1,701	$(2,385)	$8,504	$(2,509)

Net income (loss) per share attributable to common stockholders—basic (3)	$7.08	$(9.54)	$35.12	$(9.94)
Net income (loss) per share attributable to common stockholders—diluted (3)	$7.03	$(9.54)	$34.87	$(9.94)

Weighted average number of common shares outstanding—basic	240.2	249.9	242.1	252.5
Weighted average number of common shares outstanding—diluted	242.0	249.9	243.9	252.5

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission.
(2)Cost of Sales includes approximately $1.4 billion and $7.0 billion of gains from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three and nine months ended September 30, 2023, respectively, as compared to $5.5 billion and $9.9 billion of losses in the corresponding 2022 periods, respectively.
(3)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	September 30,	December 31,
	2023	2022
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$3,861	$1,353
Restricted cash and cash equivalents	422	1,134
Trade and other receivables, net of current expected credit losses	811	1,944
Inventory	400	826
Current derivative assets	95	120
Margin deposits	73	134
Other current assets, net	107	97
Total current assets	5,769	5,608

Property, plant and equipment, net of accumulated depreciation	32,053	31,528
Operating lease assets	2,549	2,625
Derivative assets	620	35
Goodwill	77	77
Deferred tax assets	40	864
Other non-current assets, net	611	529
Total assets	$41,719	$41,266

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$126	$124
Accrued liabilities	1,433	2,679
Current debt, net of discount and debt issuance costs	349	813
Deferred revenue	209	234
Current operating lease liabilities	612	616
Current derivative liabilities	991	2,301
Other current liabilities	38	28
Total current liabilities	3,758	6,795

Long-term debt, net of discount and debt issuance costs	23,389	24,055
Operating lease liabilities	1,907	1,971
Finance lease liabilities	476	494
Derivative liabilities	2,882	7,947
Deferred tax liabilities	1,178	—
Other non-current liabilities	222	175

Stockholders’ equity (deficit)
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 277.8 million shares and 276.7 million shares issued at September 30, 2023 and December 31, 2022, respectively	1	1
Treasury stock: 39.0 million shares and 31.2 million shares at September 30, 2023 and December 31, 2022, respectively, at cost	(3,522)	(2,342)
Additional paid-in-capital	4,394	4,314
Accumulated income (deficit)	3,271	(4,942)
Total Cheniere stockholders’ equity (deficit)	4,144	(2,969)
Non-controlling interest	3,763	2,798
Total stockholders’ equity (deficit)	7,907	(171)
Total liabilities and stockholders’ equity (deficit)	$41,719	$41,266

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of September 30, 2023, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $17.8 billion and $19.0 billion, respectively, including $499 million of cash and cash equivalents and $35 million of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and nine months ended September 30, 2023 and 2022 (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss) attributable to common stockholders	$1,701	$(2,385)	$8,504	$(2,509)
Net income (loss) attributable to non-controlling interest	390	(259)	1,729	(3)
Income tax provision (benefit)	440	(752)	2,119	(762)
Interest expense, net of capitalized interest	283	354	871	1,060
Loss (gain) on modification or extinguishment of debt	3	(3)	(15)	43
Interest and dividend income	(58)	(20)	(147)	(28)
Other expense (income), net	(4)	49	(7)	47
Income (loss) from operations	$2,755	$(3,016)	$13,054	$(2,152)
Adjustments to reconcile income (loss) from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	298	280	892	827
Loss (gain) from changes in fair value of commodity and FX derivatives, net (1)	(1,428)	5,485	(6,941)	9,683
Total non-cash compensation expense	39	33	114	103
Other	(1)	—	1	3
Consolidated Adjusted EBITDA	$1,663	$2,782	$7,120	$8,464

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income (loss) attributable to common stockholders for the three and nine months ended September 30, 2023 and forecast amounts for full year 2023 (in billions):

	Three Months Ended September 30,	Nine Months Ended September 30,	Full Year
	2023	2023	2023
Net income attributable to common stockholders	$1.70	$8.50	$8.7	-	$9.1
Net income attributable to non-controlling interest	0.39	1.73	2.0	-	2.1
Income tax provision	0.44	2.12	2.3	-	2.4
Interest expense, net of capitalized interest	0.28	0.87	1.2	-	1.2
Depreciation and amortization expense	0.30	0.89	1.2	-	1.2
Other expense (income), financing costs, and certain non-cash operating expenses	(1.45)	(7.00)	(7.0)	-	(7.2)
Consolidated Adjusted EBITDA	$1.66	$7.12	$8.3	-	$8.8
Interest expense (net of capitalized interest and amortization) and realized interest rate derivatives	(0.27)	(0.83)	(1.2)	-	(1.2)
Maintenance capital expenditures	(0.06)	(0.16)	(0.2)	-	(0.2)
Income tax	(0.01)	(0.10)	(0.1)	-	(0.1)
Other income (expense)	0.05	0.13	(0.1)	-	0.1
Consolidated Distributable Cash Flow	$1.39	$6.16	$6.7	-	$7.3
Cheniere Partners’ distributable cash flow attributable to non-controlling interest	(0.22)	(0.70)	(0.9)	-	(1.0)
Cheniere Distributable Cash Flow	$1.17	$5.46	$5.8	-	$6.3
Note: Totals may not sum due to rounding.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interest. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, interest rate derivatives, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, changes in fair value of interest rate derivatives, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interest is calculated in the same method as Distributions to non-controlling interest as presented on our Consolidated Statements of Stockholders’ Equity in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be considered for deployment by our Board of Directors pursuant to our capital allocation plan, such as by way of common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures1. Distributable Cash Flow
1     Capital spending for our business consists primarily of:
•Maintenance capital expenditures. These expenditures include costs which qualify for capitalization that are required to sustain property, plant and equipment reliability and safety and to address environmental or other regulatory requirements rather than to generate incremental distributable cash flow; and
•Expansion capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow and include investment in accretive organic growth, acquisition or construction of additional complementary assets to grow our business, along with expenditures to enhance the productivity and efficiency of our existing facilities.

is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764
Bernardo Fallas	713-375-5593